Exhibit 1(a)

                        PRICING AGREEMENT


MORGAN STANLEY & CO. INCORPORATED
    As Representatives of the several Underwriters named in Schedule I hereto
1585 Broadway
New York, NY 10036


                                     October 16, 1998


Dear Sirs:

Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 23, 1997 (the "Underwriting Agreement"), executed between the Company and Sears, Roebuck and Co. ("Sears"), on the one hand, and Morgan Stanley & Co. Incorporated ("Morgan"), on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein (except that Section 13 of the Underwriting Agreement is hereby amended by deleting the reference to Merrill Lynch, Pierce, Fenner & Smith Incorporated and by replacing "Michael D. Levin" with "Thomas Hester"); and each of the representations and warranties set forth therein shall be deemed to have been made at and, except where otherwise specified, as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Sections
2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at a purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II. The obligations of the Underwriters hereunder are subject to the condition that Baker & McKenzie, special tax counsel for the Company, shall have furnished to you their written opinion, dated the Time of Delivery for the Designated Securities, as to matters set forth under "United Sates Tax Consideration" in the Prospectus Supplement.

SRAC hereby grants Morgan, on behalf of the Underwriters, an option to purchase up to $25,000,000 of Designated Securities, exercisable in increments of $5,000,000, by delivering written notice to the Company and Sears no later than 12:00 noon, Chicago time, on October 20, 1998. Notwithstanding anything to the contrary in Schedule II, the purchase price to Morgan for the Designated Securities acquired upon exercise of the option shall be 100% of the principal amount of the Designated Securities so acquired.

If the foregoing is in accordance with your understanding, please sign and return two counterparts hereof, and upon acceptance hereof by you on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Company, Sears and each of the Underwriters. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. You represent that you are authorized on behalf of yourselves and on behalf of each of the other Underwriters named in Schedule I hereto to enter into this Agreement.

                               Very truly yours,

                               SEARS ROEBUCK ACCEPTANCE CORP.

                               ____________________________
                               By:

                               SEARS, ROEBUCK AND CO.

                               ____________________________
                               By:



Accepted as of the date hereof:
MORGAN STANLEY & CO. INCORPORATED
  As Representative of the several Underwriters


By: _______________________________


Title: _______________________________




                             SCHEDULE I

                                                      Amount of
                                                      Designated
                                                      Securities to
Underwriter                                           Be purchased


Managers
Morgan Stanley & Co. Incorporated                     $37,295,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated     37,295,000
Paine Webber Incorporated                              37,295,000
Prudential Securities Incorporated                     37,295,000
Salomon Smith Barney Inc.                              37,295,000
ABN AMRO Incorporated                                   1,650,000
Bear, Stearns & Co. Inc.                                1,650,000
BT Alex. Brown Incorporated                             1,650,000
CIBC Oppenheimer Corp.                                  1,650,000
Credit Suisse First Boston Corporation                  1,650,000
Donaldson, Lufkin & Jenrette Securities Corporation     1,650,000
A.G. Edwards & Sons, Inc                                1,650,000
First Chicago Capital Markets, Inc.                     1,650,000
Goldman, Sachs & Co.                                    1,650,000
Lehman Brothers Inc.                                    1,650,000
McDonald & Company Securities, Inc.                     1,650,000
NatCity Investments, Inc.                               1,650,000
NationsBanc Montgomery Securities LLC                   1,650,000
Roney Capital Markets, a Division of First Chicago
 Capital Markets, Inc.                                  1,650,000
Schroder & Co. Inc.                                     1,650,000
SG Cowen  Securities Corporation                        1,650,000
Warburg Dillion Read LLC                                1,650,000
Wheat First Securities, Inc.                            1,650,000
Advest, Inc.                                              825,000
Artemis Capital Group, Inc.                               825,000
Robert W. Baird & Co. Incorporated                        825,000
William Blair & Company, L.L.C.                           825,000
Blaylock & Partners, L.P.                                 825,000
J.C. Bradford & Co.                                       825,000
Craigie Incorporated                                      825,000
Crowell, Weedon & Co.                                     825,000
D.A. Davidson & Co. Incorporated                          825,000
Dain Rauscher Wessels                                     825,000
Davenport & Company LLC                                   825,000
Equitable Securities Corporation                          825,000
EVEREN Securities, Inc.                                   825,000
Fahnestock & Co. Inc.                                     825,000
Ferris, Baker Watts, Incorporated                         825,000
Fidelity Capital Markets, a Division of National
 Financial Services Corp.                                 825,000
Fifth Third/The Ohio Company                              825,000
First Albany Corporation                                  825,000
First of Michigan Corporation                             825,000
Gibraltar Securities Co.                                  825,000
J.J.B. Hilliard, W.L. Lyons, Inc.                         825,000
Interstate/Johnson Lane Corporation                       825,000
Janney Montgomery Scott Inc.                              825,000
Kirkpartick, Pettis, Smith, Polian Inc.                   825,000
Legg Mason Wood Walker, Incorporated                      825,000
Mesirow Financial, Inc.                                   825,000
Morgan Keegan & Company, Inc.                             825,000
Olde Discount Corporation                                 825,000
Ormes Capital Markets, Inc.                               825,000
Piper Jaffray Inc.                                        825,000
Raymond James & Associates, Inc.                          825,000
Redwood Securities Group, Inc.                            825,000
The Robinson-Humphrey Company, LLC                        825,000
Scott & Stringfellow, Inc.                                825,000
Muriel Siebert & Co., Inc.                                825,000
Southwest Securities, Inc.                                825,000
Sterne, Agee & Leach, Inc.                                825,000
Stifel, Nicolaus & Company, Incorporated                  825,000
TD Securities (USA) Inc.                                  825,000
Tucker Anthony Incorporated                               825,000
Wedbush Morgan Securities                                 825,000
               Total                                $ 250,000,000


                          SCHEDULE II

Title of Designated Securities:
6.95% Notes due October 23, 2038

Aggregate principal amount:
$250,000,000 (plus up to an additional $25,000,000 if Morgan exercises the option granted by the Company)

Price to Public:
100.00% of the principal amount of
the Designated Securities

Purchase Price by Underwriters:
96.85% of the first $250,000,000 of the principal amount of the Designated Securities plus 100% of the principal amount of any additional Designated Securities with respect to which Morgan exercises its option.

Indenture:
Indenture, dated as of May 15, 1995,
between the Company and The Chase Manhattan
Bank, N.A., as Trustee

Maturity:1

Interest Rate:1

Interest Payment dates:1

Redemption Provisions: 1

Sinking Fund Provisions:
None

Time of Delivery:
9:00 A.M., Chicago time, October 23, 1998

Funds in which payment by Underwriters to Company to be made:
Same day funds

Method of Payment:
Wire transfer to The Chase Manhattan Bank, for the Account of Sears Roebuck Acceptance
Corp., Account No. 910-2587590, ABA No. 021000021

Closing Location:
Chicago, Illinois and Delaware

Delayed Delivery:
None

(1) Incorporated by reference to attached form of security.


Counsel:

To the Company and Sears:

* Nancy K. Bellis, Assistant General Counsel-Corporate & Securities, Sears, Roebuck and Co.
* Latham & Watkins

To the Underwriters:

* Cleary, Gottlieb, Steen & Hamilton




                                 FORM OF NOTE

                           [FORM OF FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


Number _________________________           $ ___________________

                                           CUSIP NO.__________________

                                           __ Million Notes $25 Principal


                       SEARS ROEBUCK ACCEPTANCE CORP.

                       6.95% Note due October 23, 2038

6.95%                                                          6.95%
Due 2038                                                     Due 2038


      Sears Roebuck Acceptance Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of __________________ dollars ($_________________)
upon presentation and surrender of this Note, on the twenty-third day of October, 2038, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum at the rate of 6.95% per annum, either, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or at either of such offices or agencies, in like coin or currency, from the January 23, April 23, July 23 or October 23, as the case may be, next preceding the date hereof to which interest has been paid on the Notes referred to on the reverse hereof (unless the date hereof is the date to which interest has been paid on such Notes, in which case from the date hereof, or unless the date hereof is prior to January 23, 1999, in which case from October 23, 1998), quarterly, commencing on January 23, 1999, on January 23, April 23, July 23 and October 23, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if this Note is dated after any January 8 and before the following January 23, or after any April 8 and before the following April 23, or after any July 8 and before the following July 23, or after any October 8 and before the following October 23, then this Note shall bear interest from such following January 23, April 23, July 23 or October 23, as applicable, provided, however, that if the Company shall default in the payment of interest due on such following January 23, April 23, July 23 or October 23, this Note shall bear interest from the next preceding January 23, April 23, July 23 or October 23 to which interest has been paid on such Note, or if no interest has been paid on such Note, then from October 23, 1998. The interest so payable on any January 23, April 23, July 23 or October 23, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this
Note is registered at the close of business on the January 8 prior to such January 23, the April 8 prior to such April 23, the July 8 prior to such July 23, or the October 8 prior to such October 23. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Interest Payment Date, and may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Noteholders not less than 10 days prior to such Special Record Date, or may be paid, at any time in any other lawful manner, all as more fully provided in such Indenture.

      This Note is subject to redemption, at the option of the Company, on each October 23, January 23, April 23 and July 23, commencing on October 23, 2003, as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption. In addition, this Note is subject to redemption, at the option of the Company, in whole but not in part, at any time upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption, if there is a substantial likelihood that the Company will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the Note as a result of any of the following occurring, becoming effective or being issued after October 22, 1998:

      (i) any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings;

      (ii) any action taken by a taxing authority which action is generally applied or is taken with respect to the Company;

      (iii) a decision rendered by a court of competent jurisdiction in the United States, whether or not such decision was rendered with respect to the Company; or

      (iv) a technical advice memorandum or letter ruling or other administrative pronouncement issued by the National Office of the United States Internal Revenue Service, on substantially the same facts as those pertaining to the Company.

        If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payments shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the Note well be computed on the basis of a 360-day year of twelve 30-day months.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

      This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under such Indenture.


      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated: October 23, 1998

                             Sears Roebuck Acceptance Corp.


                             By ___________________________________
                                          President

                             By ____________________________________
                                        Vice President
[Corporate Seal]


            [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

      This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.


The Chase Manhattan Bank
  as Trustee



By:___________________________________
      Authorized Officer

                     [FORM OF REVERSE SIDE OF NOTE]

                     SEARS ROEBUCK ACCEPTANCE CORP.

                     6.95% Note due October 23, 2038

      1. This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, unlimited in aggregate principal amount, all issued or to be issued under or pursuant to an indenture dated as of May 15, 1995, executed between the Company and THE CHASE MANHATTAN BANK, as Trustee, to which indenture and all indentures supplemental thereto (herein collectively called the "Indenture") reference is hereby made for a specification of the rights and limitation of rights thereunder of the Holders of the Securities, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the "6.95% Notes due October 23, 2038" of the Company, limited in aggregate principal amount to $250,000,000 (hereinafter referred to as the "Notes"). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      2. In case a default, as defined in the Indenture, shall occur and be continuing with respect to the Notes, the principal amount of all Notes then outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be annulled by the Holders of a majority in principal amount of the Notes outstanding.

      3. To the extent permitted by, and as provided in, the Indenture, indentures supplemental thereto may be entered into with the consent of the Company and with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities (as defined in the Indenture) of each series to be affected; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of (and premium, if any, on), or the interest on, any Security, or reduce the principal amount of (and premium, if any, on), or the rate of interest on any Security, or change the Currency in which the principal of (and premium, if any) or interest on such Securities is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 6.1 of the Indenture without the consent of the Holder of each outstanding Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each outstanding Security affected thereby.

      4. The Indenture also provides that the Holders of a majority in principal amount of the Securities of any series then outstanding may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest or premium, if any, on any of the Securities.

      5. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate, and in the Currency, herein prescribed.

      6. This Note is transferable by the registered Holder hereof or by his attorney duly authorized in writing at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, without charge except for any tax or other governmental charge imposed in relation thereto, but only in the manner and subject to the limitations provided in the Indenture and upon surrender of this Note. Upon any such transfer a Note or Notes of authorized denominations for a like aggregate principal amount and bearing a number not contemporaneously outstanding will be issued in exchange herefor.

      7. The Notes are issuable only as registered Notes without coupons, in denominations of $25 and any multiple of $25. In the manner and subject to the limitations provided in the Indenture, Notes are exchangeable, without charge except for any tax or other governmental charge imposed in relation thereto, for other Notes of authorized denominations for a like aggregate principal amount, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located.

      8. The Company, the Trustee, any Authenticating Agent, any paying agent and any Security registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company or any Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest hereon and for all other purposes, and neither the Company, the Trustee, an Authenticating Agent, a paying agent nor Security registrar shall be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

      9. No recourse shall be had for the payment of the principal of or the interest on this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof. In the event of any sale or transfer of its assets and liabilities substantially as an entirety to a successor corporation, the predecessor corporation may be dissolved and liquidated as more fully set forth in the Indenture.